Exhibit 99.1

Company Contact:                        Investor Relations Contacts:
E-Z-EM, Inc.                            Lippert/Heilshorn & Associates, Inc.
------------                            ------------------------------------
Tom Johnson x3317                       Kim Sutton Golodetz (kgolodetz@lhai.com)
(800) 544-4624                                               ------------------
www.ezem.com                            (212) 838-3777
------------                            Bruce Voss (bvoss@lhai.com)
                                                    --------------
                                        (310) 691-7100
                                        www.lhai.com
                                        ------------

                  E-Z-EM REPORTS RECORD SALES FOR FIRST FISCAL
                                 QUARTER OF 2005

       Conference call to begin at 10:00 a.m. EDT Friday, October 8, 2004

LAKE SUCCESS, N.Y. (October 7, 2004) - E-Z-EM, Inc. (Amex: EZM) today announced financial results for its first fiscal 2005 quarter ended August 28, 2004. Highlights of the first quarter include:

      o     Net sales up 11.5% to a first quarter record of $36.9 million

      o     E-Z-EM segment sales up 6.1% to $24.0 million

      o     AngioDynamics segment sales up 23.3% to $13.1 million

      o Net earnings were $1.3 million compared with a net loss of $0.3 million

      o     Launch of VoLumen(TM) oral bowel marker for MDCT and CT/PET studies

Net sales rose 11.5% to $36.9 million for the quarter ended August 28, 2004, compared with net sales of $33.1 million for the quarter ended August 30, 2003. E-Z-EM segment sales were $24.0 million, a gain of 6.1% over $22.6 million for the prior fiscal year's first quarter, and AngioDynamics segment sales were $13.1 million, up 23.3% from $10.6 million for the year-ago quarter. The Company's E-Z-EM segment continued to record strong sales of products for the computed tomography (CT) market including diagnostic products such as its Smoothie line of CT oral contrast products and CT injectors and syringes. Products for the virtual colonoscopy (VC) market also continued to grow. The AngioDynamics subsidiary attributed its sales increase to growing acceptance by the market of its new products and continued growth of its core products. Net earnings for the first quarter of fiscal 2005 rose to $1.3 million, or $0.11 per diluted share, compared with a net loss of $0.3 million, or $0.03 per share, for the prior-year quarter.

Gross profit increased 21.8% to $17.0 million, and as a percentage of net sales improved to 46.1% from 42.3% for the year-ago quarter, reflecting improved gross profit in both business segments. Gross profit in the E-Z-EM segment was up 19.2% to $10.0 million, or 41.7% of sales, and gross profit in the AngioDynamics segment was up 26.3% to $7.0 million, or 53.4% of sales. Consolidated operating profit was $1.2 million, compared with $0.04 million for the first quarter of fiscal 2004. The E-Z-EM segment posted an operating loss of $0.1 million, which included plant closing and restructuring costs of $0.6 million, compared with an operating loss of $0.9 million for the prior-year quarter, inclusive of restructuring costs of $0.6 million. AngioDynamics' operating profit was $1.3 million for the fiscal 2005 first quarter, up 34.7% from $0.9 million for the prior-year quarter. Other income was $0.7 million for the current quarter, largely on a gain from a sale of a non-core equity security. The Company's effective tax rate of 25.7% resulted from the reversal of a tax valuation allowance relating to the aforementioned sale of a non-core equity security.

"This was a very solid quarter with good top line growth," said Anthony A. Lombardo, E-Z-EM president and chief executive officer. "We believe these results validate our efforts to adapt to the changing gastrointestinal imaging market by developing new products for use with new technologies.

For example, our Empower family of CT injectors and our Smoothie line of CT oral contrasts continue to perform very well, offsetting declines in the older fluoroscopy market. Sales of our products for virtual colonoscopy also grew during the quarter, reflecting growing acceptance of VC as a diagnostic tool.

"Also this quarter, we introduced VoLumen(TM)--the next generation low-density barium sulfate suspension for use as an oral contrast in Multidetector CT (MDCT) and CT/PET studies. VoLumen is designed to overcome the limitations of water and higher-density positive oral contrasts currently used in these studies, and allows for the enhanced visualization of the abdominal bowel wall and surrounding structures. We believe VoLumen has the potential to be a ground breaking addition to the CTA and CT/PET suites, and we are pleased to make this important contribution to medical imaging.

"As evidenced by our gross margin improvement, we have begun to reap the benefits of transferring our device manufacturing and heat sealing operations to a third-party manufacturer under last year's Manufacturing, Streamlining and Restructuring (MSR) program. We are also on track in executing the second phase of the MSR, in which we are moving powder-based barium production to our state-of-the-art manufacturing facility in Montreal.

"Our Board of Directors was pleased to declare a special stock dividend of the
9.2 million shares of common stock of our subsidiary, AngioDynamics, Inc., (Nasdaq NM: ANGO) still held by E-Z-EM. The special stock dividend is payable on October 30, 2004 to E-Z-EM shareholders of record at the close of business on October 11, 2004. E-Z-EM shareholders will receive .856377 of a share of AngioDynamics for each outstanding share of E-Z-EM common stock held at that time. This distribution will mark the completion of AngioDynamics' spin-off from E-Z-EM.

"Subsequent to the close of the quarter, the Department of Defense granted us approval to begin marketing our Reactive Skin Decontamination Lotion (RSDL) to state and local first responders. At this time we are working with our marketing partner, O'Dell Engineering, the Department of Defense, and the Department of Homeland Security to make this important product available to these organizations. We look forward to providing additional information as the first responder market for RSDL takes shape," Mr. Lombardo added.

Cash, cash equivalents and short-term marketable securities at August 28, 2004 were $47.1 million, compared with $26.9 million at May 29, 2004. The increase was due primarily to the receipt of net cash proceeds of approximately $22 million from the initial public offering of its AngioDynamics subsidiary.

Conference Call

E-Z-EM management will host a conference call to discuss these results on Friday, October 8, 2004 beginning at 10:00 a.m. Eastern Daylight Time. To participate in the call, please dial (877) 815-7177 from the U.S., or (706) 679-0753 from outside the U.S. A telephone replay of the call will be accessible for 48 hours following completion of the call by dialing (800) 642-1687 or (706) 645-9291, and entering reservation number 1232237. In addition, participants may access the call over the Internet by visiting the Company's Web site at www.ezem.com. The call will be archived there for a limited period of time.

About E-Z-EM, Inc.

E-Z-EM is a leading manufacturer of contrast agents for gastrointestinal radiology. The Company has developed the only CT injector on the market that can help detect contrast extravasation, the EmpowerCT(R) with patented EDA(TM) technology; it also offers a complete product set for the virtual colonoscopy practitioner. This product line consists of virtual colonoscopy hardware, software, nutritional prep kits and bowel cleaners, tagging agents and a carbon dioxide colon insufflation system.

AngioDynamics, a subsidiary of E-Z-EM, designs, develops, manufactures and markets innovative medical devices used in minimally invasive, image guided procedures to treat peripheral vascular disease. It offers a broad line of therapeutic and diagnostic devices that enable interventional physicians to treat peripheral vascular disease and other non-coronary diseases. AngioDynamics' diversified product line includes angiographic catheters, hemodialysis catheters, endovascular laser venous system products, PTA dilation catheters, image-guided vascular access products, thrombolytic products, as well as drainage products.

The statements made in this document contain certain forward-looking statements. Words such as "expects," "intends," "anticipates," "plans," "believes," "seeks," "estimates" or variations of such words and similar expressions, are intended to identify such forward-looking statements. The forward-looking statements contained in this release may involve numerous risks and uncertainties, known and unknown, beyond the Company's control. Such risks and uncertainties include the ability of the Company to develop its products, market acceptance and sales of VoLumen(TM), future procurement of RSDL by the U.S. Military and first responder organizations, successful completion of the Company's MSR II program, the occurrence and timing of the proposed distribution of AngioDynamics shares to E-Z-EM shareholders, future actions by the FDA or other regulatory agencies, overall economic conditions, general market conditions, foreign currency exchange rate fluctuations as well as the risk factors listed from time to time in the SEC filings of E-Z-EM, Inc., including but not limited to its Annual Report on Form 10-K for the fiscal year ended May 29, 2004, and in the Annual Report on Form 10-K of AngioDynamics for the fiscal year ended May 29, 2004. Consequently, actual future results may differ materially from the anticipated results expressed in the forward-looking statements, and investors are cautioned not to place undue reliance on the forward-looking statements included in this release.

                               (Tables to follow)

                          E-Z-EM, Inc. and Subsidiaries
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                                 August 28,        May 29,
                                                                    2004            2004
                                                                 -----------      --------
                                                                 (unaudited)         (1)
Assets

Current assets
     Cash, cash equivalents and debt and equity securities        $ 47,050        $ 26,947
     Restricted cash                                                   102             102
     Accounts receivable, net                                       22,309          24,531
     Inventories                                                    29,371          27,445
     Stock subscription receivable                                                  19,949
     Other current assets                                            6,719           7,146
                                                                  --------        --------

Total current assets                                               105,551         106,120

Property, plant & equipment - at cost, net                          23,520          22,758
Other non-current assets                                            13,314          13,658
                                                                  --------        --------

Total assets                                                      $142,385        $142,536
                                                                  ========        ========

Liabilities and Stockholders' Equity

Current liabilities                                               $ 15,686        $ 17,484
Other long-term liabilities                                          6,735           6,766
Minority interest                                                    7,983           6,511
Stockholders' equity                                               111,981         111,775
                                                                  --------        --------

Total liabilities and stockholders' equity                        $142,385        $142,536
                                                                  ========        ========

(1)   Information derived from audited financial statements.

                          E-Z-EM, Inc. and Subsidiaries
                    CONDENSED CONSOLIDATED INCOME STATEMENTS
                      (in thousands, except per share data)

                                                             Thirteen weeks ended
                                                        -----------------------------
                                                         August 28,        August 30,
                                                           2004               2003
                                                        -----------       -----------
                                                        (unaudited)       (unaudited)
Net sales
     E-Z-EM                                               $ 24,012         $ 22,642
     AngioDynamics                                          13,105           10,630
     Eliminations                                             (247)            (215)
                                                          --------         --------
                                                            36,870           33,057

Gross profit
     E-Z-EM                                                 10,017            8,406
     AngioDynamics                                           6,993            5,535
     Eliminations                                                5               28
                                                          --------         --------
                                                            17,015           13,969

Gross profit as a percent of sales                            46.1             42.3

Operating expenses
     E-Z-EM                                           (1)   10,111            9,342
     AngioDynamics                                           5,723            4,592
                                                          --------         --------
                                                            15,834           13,934

Operating profit (loss)
     E-Z-EM                                           (1)      (94)            (936)
     AngioDynamics                                           1,270              943
     Eliminations                                                5               28
                                                          --------         --------
                                                             1,181               35

Other income (expense)                                         700              (34)
                                                          --------         --------

Earnings before income taxes and minority interest           1,881                1

Income tax provision                                           484              300
                                                          --------         --------

Earnings (loss) before minority interest                     1,397             (299)

Minority interest                                              146
                                                          --------         --------

Net earnings (loss)                                       $  1,251         $   (299)
                                                          ========         ========

Earnings (loss) per common share
     Basic                                                $   0.12         $  (0.03)
     Diluted                                              $   0.11         $  (0.03)

Weighted average common shares
     Basic                                                  10,732           10,162
     Diluted                                                10,932           10,162

(1) Current quarter amount includes plant closing and operational restructuring costs of $601,000; prior quarter amount includes plant closing and operational restructuring costs of $572,000.

                                      # # #


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